Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K of Engility Holdings, Inc. dated February 27, 2015 of our report dated April 8, 2014 related to the consolidated financial statements of TASC Parent Corporation as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, and contained in Registration Statement No. 333-200384 of Engility Holdings Inc. on Form S-4.

February 26, 2015